Exhibit 99.1

FOR IMMEDIATE RELEASE

   Innovo Group Announces Election of Marc B. Crossman as
                      Company President

LOS ANGELES, CA, September 8, 2004 -- Innovo Group Inc. (NASDAQ: INNO), announced today that Marc B. Crossman, the Company's Chief Financial Officer, has been elected by the Company's Board of Directors to serve as President of Innovo Group Inc. Mr. Crossman will replace Pat Anderson who has resigned as President and a Director of the Company.

The Company's newly elected President, Mr. Crossman, has served as a Director of the Company since January 1999 and Chief Financial Officer since March 2003. In addition to his current duties as the Company's Chief Financial Officer, as President Mr. Crossman will primarily focus on the continued development of the Company's branded apparel strategies and oversee the operations of the Company's accessory and craft subsidiary, Innovo, Inc.

Jay Furrow, Chief Executive Officer of the Company, stated "I am pleased to announce the election of Marc to the role of President of the Company. Since his involvement with the Company, he has become an invaluable asset of our management team and he will continue to play a pivotal role in the Company's development, growth and success."

Ms. Anderson, a serving member of the current Board of Directors since August 1990 and as President since July 1990, has been an important figure in the Company's history. Since founding the Company in 1989, with a focus towards craft and accessory products, she has worked diligently and tirelessly towards the Company's efforts to build a strong and successful organization and, in recent years, in the Company's efforts to develop both its apparel and accessory operations.

Ms Anderson, serving as the President of the Company's accessory and craft subsidiary, Innovo, Inc., as well as the President of the Company, has shown unique expertise, talent and knowledge in the accessory and craft industry. Her efforts, and the accessory and craft division, have been instrumental in providing the Company with the foundation upon which the Company has been able to diversify and grow its businesses.

Furrow commented further, "I wish to personally express the Company's and my sincere appreciation for Pat's dedication and loyalty to the Company, its employees and shareholders. She has had a long and distinguished career with the Company and her involvement with the Company will be felt for many years to come. She will always be a friend of the Company and we wish her all the best in her new pursuits."

"As we have recently stated, we are continuously evaluating our divisions and their operations in an effort to focus on those with the greatest opportunity for growth and profitability." Furrow noted. "In recent years, the Company's apparel operations, and more specifically its denim divisions, have matured to represent a significant portion of the Company's revenues. As such, we will be analyzing the divisions within the Innovo, Inc. subsidiary and allocating the Company's resources towards the Company's operations which we believe have the greatest potential for success and meaningful profitability."

"Upon further evaluation, it will likely become necessary for certain businesses within the Innovo, Inc. subsidiary to be phased out and/or eliminated; however, we believe that such efforts will ultimately have a positive impact on the Company's financial performance. This belief is based on the fact that we anticipate that any loss in revenues from these decisions will be offset by the growth we are generating in our apparel divisions and the fact that Innovo, Inc. accessory operations was not anticipated to contribute significantly to the profitability of the Company in future periods. We believe any changes within that subsidiary will allow us to focus our time, capital and expertise on other opportunities and the growing momentum we are currently experiencing."

About Innovo Group Inc.

Innovo Group Inc., through its subsidiaries Innovo Inc., Innovo Azteca Apparel Inc. and Joe's Jeans, is a sales and marketing organization designing and selling craft, apparel and accessory products to the retail and premium markets. The Company's craft products include canvas and denim tote bags and aprons. The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, tote bags, waist packs and handbags. The Company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand. The Company also currently produces products under license agreements and other agreements for private label and branded apparel products. More information is available at the Company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, including demand for its Shago(R) and Fetish(TM) products, successful implementation of its strategic plan, including its strategy to build brands, the ability to generate positive cash flow from operations and asset sales, whether the Company's investments in the quarter ended August 30, 2003, will result in tangible benefits to the Company and its stockholders, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. There can be no assurance that any financial projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group Inc.
Marc Crossman
323-725-5572